Exhibit 99.1

Internet Grows to More than 225 Million Domain Names

in the Fourth Quarter of 2011

RESTON, VA – March 8, 2012 – Nearly six million domain names were added to the Internet in the fourth quarter of 2011, bringing the total number of registered domain names to more than 225 million worldwide across all domains, according to the latest Domain Name Industry Brief, published by VeriSign, Inc. (NASDAQ: VRSN), the trusted provider of Internet infrastructure services for the networked world.

The increase of 5.9 million domain names equates to a growth rate of 2.7 percent over the third quarter of 2011, and marks the fourth straight quarter with greater than 2 percent growth. Registrations have grown by more than 20.4 million, or 10 percent, since the fourth quarter of 2010.

The .com and .net Top Level Domains (TLDs) experienced aggregate growth in the fourth quarter, reaching a combined total of 113.8 million names. This represents approximately a 2 percent increase in the base over the third quarter of 2011 and an 8 percent increase over the same quarter in 2010. New .com and .net registrations totaled 7.9 million during the quarter. This is a 4 percent increase year-over-year in new registrations. The ..com/.net renewal rate for the fourth quarter was 73.5 percent, up from 73.3 percent for the third quarter.

Verisign’s average daily Domain Name System (DNS) query load during the quarter was 64 billion, with a peak of 117 billion. Compared to the previous quarter, the daily average increased 8 percent and the peak grew 51 percent.

Domain Name Hijacking – A Serious but Manageable Threat

The latest issue of the Domain Name Industry Brief focuses on “domain name hijacking,” in which perpetrators fraudulently transfer domain names by password theft or social engineering. As defined by security experts, domain name hijacking occurs when an attacker falsifies the registration data for a domain name, transferring that name away from its rightful registrant and gaining full administrative and operational control over the domain.

The brief analyzes how attackers use a wide range of techniques to hijack domain names, from spyware and keystroke loggers to “social engineering,” in which scammers impersonate registrants, registrars, or other entities in the chain of trust in order to gain access to passwords and personal information.

Regardless of the technique used, the end-result for registrants is often severe. Once an attacker has full control of a domain name, they have free reign to use it for any number of nefarious purposes, from creating their own scam websites, to hosting illegal and dangerous content, to extorting the original owner.

While the danger of domain name hijacking is significant, it is a threat that can be significantly reduced with proper planning and mitigation techniques, such as:

•	Researching a registrar’s security offerings – and taking advantage of the tools they offer – can go a long way toward mitigating risk of hijacking;

•	Employing password best practices for domain name registrations;

•	Determining if a registry is using two-factor authentication to protect registrants; and

•	Utilizing services such as Verisign’s Registry Lock, which allows registrants to set the conditions under which their registration information can and cannot be changed.

Verisign publishes the Domain Name Industry Brief to provide Internet users throughout the world with significant statistical and analytical research and data on the domain name industry and the Internet as a whole. Copies of the 2011 fourth quarter Domain Name Industry Brief, as well as previous reports, can be obtained at: http://www.verisigninc.com/DNIB.

About Verisign

VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, Verisign helps companies and consumers all over the world connect between the dots. Additional news and information about the company is available at www.verisigninc.com.

VRSNF

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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause Verisign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as increasing competition, pricing pressure from competing services offered at prices below our prices and changes in marketing practices including those of third-party registrars; challenging global economic conditions; challenges to ongoing privatization of Internet administration; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants; new or existing governmental laws and regulations; changes in customer behavior, Internet platforms and web-browsing patterns; the uncertainty of whether Verisign will successfully develop and market new services; the uncertainty of whether our new services will achieve market acceptance or result in any revenues; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; the uncertainty of the expense and duration of transition services and requests for indemnification relating to completed divestitures; the uncertainty of whether Project Apollo will achieve its stated objectives; the impact of the introduction of new gTLDs; the uncertainty of whether the .com Registry Agreement renewal will occur by December 1, 2012, if at all; and when a Chief Financial Officer will be named. More information about potential factors that could affect the Company’s business and financial results is included in Verisign’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts

Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643

Media Relations: Erin Collins, ecollins@verisign.com, 571-455-8512

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